SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  December 31, 1999


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000

Item 5.  Other Events


                                        January 21, 2000


       CATERPILLAR REPORTS 1999 PROFIT PER SHARE OF $2.63
       --------------------------------------------------

     PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported full year sales and revenues of $19.70 billion, 6 percent less than 1998. The decrease was primarily due to a 6 percent decline in physical sales volume, partially offset by a 14 percent increase in Financial Products revenues.
     Profit of $946 million or $2.63 per share was $567 million less than 1998. The decrease was due primarily to lower sales volume, an unfavorable change in product sales mix and lower price realization (primarily geographic mix and the impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars). Lower selling, general and administrative (SG&A) and research and development (R&D) costs partially offset these unfavorable items.
     Sales and revenues for fourth-quarter 1999 were $5.02 billion, $387 million lower than fourth-quarter 1998. The decrease was primarily due to a 7 percent decrease in physical sales volume, partially offset by an 11 percent increase in Financial Products revenues. Profit of $239 million was $62 million less than fourth-quarter 1998. The decrease was due primarily to lower sales volume and price realization (primarily geographic mix and the impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars) as well as an unfavorable change in product sales mix. Lower SG&A costs and higher other income (primarily foreign exchange) partially offset these unfavorable items. Profit per share of 67 cents was down 16 cents from fourth-quarter 1998.
     "Profit in 1999 was significantly lower than we anticipated at the beginning of the year due to weaker machine demand in the second half and on-going price competition. However, our actions to manage costs in this environment, together with strong performances by our engine business and Cat Financial contributed to our overall performance," said Caterpillar Chairman and CEO Glen Barton.
     "In 2000, we anticipate sales and revenues and profits will improve, with higher sales expected in every region of the world except North America. We'll continue to carefully manage costs and move forward with our growth initiatives while delivering solid financial results," Barton said.

                            HIGHLIGHTS
                            ----------

1999 COMPARED WITH 1998
-----------------------
* Sales and revenues of $19.70 billion were $1.28 billion or 6 percent lower. Revenues from Financial Products increased 14 percent. Sales inside the United States were 50 percent of worldwide sales compared with 51 percent a year ago.

* Truck engine sales reached an all-time high as the company continued to be the industry leader for combined medium and heavy-duty truck engine sales in North America.

* Machinery and Engines' SG&A and R&D expenses declined $148 million from 1998.

* Profit of $946 million was down $567 million, reflecting
  13 percent lower machine sales and an unfavorable sales mix.

* Profit per share of $2.63 was down 36 percent.

* 4.96 million shares were repurchased during the year under the program announced in October 1998 to reduce the number of shares outstanding to 320 million within the next three to five years. On December 31, 1999 there were 353.8 million shares outstanding.


FOURTH-QUARTER 1999 COMPARED WITH FOURTH-QUARTER 1998
-----------------------------------------------------

* Sales and revenues of $5.02 billion were $387 million or 7 percent lower. Revenues from Financial Products increased 11 percent. Sales inside the United States were 44 percent of worldwide sales compared with 49 percent a year ago.

* Profit of $239 million was down 21 percent.

* Profit per share of $.67 was down 19 percent.

* 848 thousand shares were repurchased during the quarter.


OUTLOOK
-------

     We expect full-year 2000 sales and revenues to be slightly higher than 1999 and profit to increase in line with sales.
(Complete outlook begins on page 11.)

                         DETAILED ANALYSIS
                         -----------------

1999 COMPARED WITH 1998
-----------------------

     Sales and revenues for 1999 were $19.70 billion, $1.28 billion lower than 1998. The decrease was primarily due to a 6 percent decrease in physical sales volume, partially offset by a 14 percent increase in Financial Products revenues. Profit of $946 million was $567 million less than 1998. The decrease was due primarily to lower sales volume, an unfavorable change in product sales mix and slightly lower price realization (primarily geographic mix and the impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars). Lower SG&A and R&D costs partially offset these unfavorable items. Profit per share of $2.63 was down $1.48 from 1998.

MACHINERY AND ENGINES
---------------------
                               Sales Table
                               -----------

     (Millions of                North              Latin     Asia/
       dollars)       Total     America   EAME*    America   Pacific
                     --------  --------  -------  --------  --------
1999

   Machinery          $11,705    $6,725   $2,955      $851    $1,174
   Engines  **          6,854     3,690    1,899       621       644
                     --------  --------  -------  --------  --------
                      $18,559   $10,415   $4,854    $1,472    $1,818
                     ========  ========  =======  ========  ========

1998

   Machinery          $13,448    $8,352   $2,871    $1,252      $973
   Engines  **          6,524     3,097    2,134       666       627
                     --------  --------  -------  --------  --------
                      $19,972   $11,449   $5,005    $1,918    $1,600
                     ========  ========  =======  ========  ========

*  Europe, Africa & Middle East and Commonwealth of Independent States

** Does not include internal engine transfers of $1,234 million and $1,268 million in 1999 and 1998, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

     Machinery sales were $11.71 billion, a decrease of $1.74 billion or 13 percent from 1998. The lower sales resulted primarily from an 11 percent decrease in physical sales volume. Price realization also declined primarily due to unfavorable geographic mix and the continued effect of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars.

     Sales were lower in North America and Latin America, which more than offset higher sales in Asia/Pacific and EAME. Sales in North America were lower reflecting reductions in dealer inventory, especially in the last half of the year, and declines in industry demand. Sales were down in both the United States and Canada. In EAME, sales were higher in Europe due to improved industry demand. This was partially offset by significantly lower sales in Africa & Middle East, where industry demand declined due to weak commodity prices. Sales in Asia/Pacific improved because of higher sales to developing Asia as dealers began rebuilding inventories in response to improved retail demand. This improvement in developing Asia more than offset lower sales in Australia. Latin America sales fell sharply in 1999 due to recessions in a number of countries and low commodity prices.

     Engine sales were $6.85 billion, an increase of $330 million or 5 percent from 1998. This increase was primarily due to 4 percent higher physical sales volume resulting from improved end user and Original Equipment Manufacturer (OEM) demand. Price realization also improved slightly in 1999.
     Sales increased in North America and Asia/Pacific, which more than offset declines in EAME and Latin America. Sales in the power generation segment were up in every region of the world, while sales in the petroleum segment declined in every region. Sales in North America also benefited from extremely strong sales in the truck segment.


                        Operating Profit Table
                        ----------------------

(Millions of dollars)            1999                   1998
                                 ----                   ----

Machinery                        $867                 $1,584
Engines                           506                    504
                               ------                 ------
                               $1,373                 $2,088
                               ------                 ------

Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit.


     Machinery operating profit decreased $717 million, or 45 percent from 1998. Margin (sales less cost of goods sold) declined primarily due to the lower sales volume, an unfavorable change in product sales mix, the impact of lower production volumes on manufacturing efficiencies and lower price realization. SG&A and R&D expenses were lower reflecting the impact of ongoing cost reduction actions.
     Total pension and other postretirement benefit costs were about the same in 1999 as in 1998. However, SG&A and R&D expenses were favorably impacted by approximately $60 million due to favorable returns on plan assets, and cost of sales was unfavorably impacted by a like amount due to plan amendments.

     Engine operating profit increased $2 million from 1998 due to the higher sales volume and slightly better price realization, partially offset by an unfavorable sales mix. Sales into the petroleum segment declined 35 percent, while sales into the lower margin truck engine market increased 40 percent. SG&A and R&D expenses were slightly higher.

     Interest expense was $5 million higher than a year ago.

     Other income/expense reflects a net increase in income of $20 million primarily related to currency exchange.

FINANCIAL PRODUCTS
------------------
     Revenues for 1999 were a record $1.28 billion, up $160 million or 14 percent compared with 1998. The increase resulted primarily from continued growth in Cat Financial's portfolio.
     Before tax profit decreased $53 million or 17 percent from 1998. Profit at Caterpillar Insurance Co. Ltd. (Cat Insurance) was lower due to less favorable reserve adjustments. This was partially offset by record profits at Cat Financial as a result of portfolio growth.

INCOME TAXES
------------
     1999 tax expense reflects an effective tax rate of 32 percent. The 1998 effective tax rate was 31 percent and included a favorable adjustment to recognize deferred tax assets at certain European subsidiaries.

UNCONSOLIDATED AFFILIATED COMPANIES
-----------------------------------
     The company's share of unconsolidated affiliated companies' results declined $24 million from a year ago, primarily due to weaker results at Shin Caterpillar Mitsubishi Ltd. and the conversion of F.G. Wilson from an affiliated company to a consolidated subsidiary effective June 1999.

SUPPLEMENTAL INFORMATION
------------------------

Dealer Machine Sales to End Users and Deliveries to Dealer
Rental Operations
----------------------------------------------------------

     Sales (including both sales to end users and deliveries to rental operations) in North America were down in 1999 due to weaker industry demand in both the United States and Canada. Sales fell in all eight key market segments. Sales in mining, forestry and agriculture were depressed by low commodity prices. Sales of paving related equipment were up considerably, but total machine sales in the heavy construction segment (primarily highways and pipelines) were lower because of delays in getting major highway capital projects underway. Sales also were lower in the other segments including general construction (residential, commercial and public), quarry & aggregates, waste and industrial.
     Sales in the EAME region remained near 1998 levels as higher sales in Europe were offset by lower sales to Africa & Middle East and the Commonwealth of Independent States (CIS). Stronger industry demand in Europe resulted in higher sales to most European countries, with significant increases in the United Kingdom, Germany, France and Italy. In Africa & Middle East, low commodity prices reduced industry demand and sales in 1999. Sales to users were lower in most countries with significant sales declines in Turkey, Saudi Arabia and South Africa. In the CIS, sales were sharply lower due to the continued weakness in Russia. For the EAME region as a whole, sales were higher in heavy construction, general construction and quarry & aggregates, which offset lower sales in mining, agriculture and industrial segments.
     Sales in Asia/Pacific were down slightly in 1999 as higher sales in developing Asia and Japan were offset by declines in Australia. For the region, sales increased in the forestry and quarry & aggregates segments, and declined in mining, heavy construction and industrial segments.

     Sales in Latin America were significantly lower in 1999 due to recessions in a number of countries and low commodity prices. Sales were down in most major countries with sharp declines in Brazil, Argentina and Chile. For the region, sales were down in all segments, particularly heavy construction, general construction and industrial.

Dealer Inventories of New Machines
----------------------------------
     Worldwide dealer new machine inventories at year end were down compared to year-end 1998 and at normal levels relative to current selling rates. Higher inventories in Asia/Pacific were more than offset by declines in North America, Latin America and EAME.
     At year end, North American dealer inventories were normal compared to current selling rates. EAME dealer inventories were slightly below normal and Asia/Pacific dealer inventories were moderately below normal when compared to current selling rates. Dealer inventories in Latin America ended the year significantly above levels needed to support current selling rates.

Engine Sales to End Users and OEMs
----------------------------------
     Sales in North America were up primarily due to very strong demand for on-highway truck engines and higher share of industry sales, which strengthened Caterpillar's position as the industry leader for combined medium and heavy-duty truck engine sales. Sales were also significantly higher in the power generation segment. These offset significantly lower sales in the petroleum segment and lower sales in the marine segment. Sales in the industrial segment were flat with 1998. Sales were up in Canada as well as the United States.
     Sales in EAME were lower as weaker sales in petroleum and industrial segments more than offset higher sales in power generation and marine segments.
     Sales in Latin America were down primarily due to weaker petroleum and truck segment sales, which more than offset gains in power generation sales.
     Sales in Asia/Pacific were down as sales gains in marine and power generation segments were more than offset by declines in the petroleum segment.

FOURTH-QUARTER 1999 COMPARED WITH FOURTH-QUARTER 1998
-----------------------------------------------------

     Sales and revenues for fourth-quarter 1999 were $5.02 billion, $387 million lower than fourth-quarter 1998. The decrease was primarily due to a 7 percent decrease in physical sales volume, partially offset by an 11 percent increase in Financial Products revenues. Profit of $239 million was $62 million less than fourth-quarter 1998. The decrease was due primarily to lower sales volume, lower price realization (primarily geographic mix and the impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars) and an unfavorable change in product sales mix. Lower SG&A costs, as well as higher other income (primarily foreign exchange) partially offset these unfavorable items. Profit per share of 67 cents was down 16 cents from fourth-quarter 1998.

MACHINERY AND ENGINES
---------------------
                               Sales Table
                               -----------

     (Millions of                North              Latin     Asia/
       dollars)       Total     America   EAME     America   Pacific
                     --------  --------  -------  --------  --------
Fourth-Quarter 1999

   Machinery           $2,537    $1,260     $734      $241      $302
   Engines ***          2,181     1,076      676       235       194
                     --------  --------  -------  --------  --------
                       $4,718    $2,336   $1,410      $476      $496
                     ========  ========  =======  ========  ========

Fourth-Quarter 1998

   Machinery           $3,111    $1,942     $674      $267      $228
   Engines ***          2,025       858      662       262       243
                     --------  --------  -------  --------  --------
                       $5,136    $2,800   $1,336      $529      $471
                     ========  ========  =======  ========  ========

*** Does not include internal engine transfers of $323 million and $304 million in 1999 and 1998, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.


     Machinery sales were $2.54 billion, a decrease of $574 million or 18 percent from fourth-quarter 1998. The lower sales resulted primarily from a 15 percent decrease in physical sales volume reflecting lower demand in North America and Latin America. Price realization was lower as price increases taken over the past year were more than offset by higher discounts.
     Sales were down significantly in North America due primarily to sharp reductions in dealer inventories and lower industry demand. In EAME, sales increased as higher sales in Europe more than offset significantly lower sales to Africa & Middle East. Sales in Asia/Pacific were higher as dealers in developing Asia rebuilt inventories and sales to end users improved, more than offsetting sales declines in Australia. In Latin America, sales were lower reflecting weak industry demand and reductions in dealer inventories.

     Engine sales were $2.18 billion, an increase of $156 million above fourth-quarter 1998, reflecting a 5 percent increase in physical sales volume resulting from improved end user and OEM demand and slightly better price realization (primarily geographic mix).
     Sales were up in North America due primarily to significantly higher sales in the power generation and truck segments. Sales in EAME were higher due primarily to growth in power generation and marine segments. Latin America sales declined primarily because of sharp declines in the petroleum segment. Asia/Pacific sales declined primarily because of declines in petroleum, power generation and marine segments.

                        Operating Profit Table
                        ----------------------

(Millions of dollars)     Fourth-Quarter        Fourth-Quarter
                              1999                  1998
                          --------------        --------------

Machinery                      $131                 $235
Engines                         217                  165
                               ----                 ----
                               $348                 $400
                               ----                 ----

Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit.


     Machinery operating profit decreased $104 million, or 44 percent from fourth-quarter 1998. Margin (sales less cost of goods sold) declined primarily due to the lower sales volume and price realization, as well as the impact of lower production volumes on manufacturing efficiencies. SG&A expenses were lower reflecting the impact of ongoing cost reduction actions.

     Engine operating profit increased $52 million, or 32 percent from fourth-quarter 1998 due to the higher sales volume and slightly better price realization. SG&A and R&D expenses were about the same.

     Interest expense was the same as a year ago.

     Other income/expense reflects a net increase in income of $41 million due mostly to a favorable change in foreign exchange gains and losses.

FINANCIAL PRODUCTS
------------------
     Revenues for the fourth quarter were $333 million, up $28 million or 9 percent compared with fourth-quarter 1998. The increase resulted primarily from continued growth in Cat Financial's portfolio.
     Before tax profit decreased $26 million or 33 percent from fourth-quarter 1998 primarily due to less favorable reserve adjustments at Caterpillar Insurance.

INCOME TAXES
------------
     Fourth-quarter 1999 tax expense reflects an effective annual tax rate of 32 percent. The fourth-quarter 1998 effective tax rate was 24 percent and included a favorable adjustment to recognize deferred tax assets at certain European subsidiaries.

UNCONSOLIDATED AFFILIATED COMPANIES
-----------------------------------
     The company's share of unconsolidated affiliated companies' results declined $6 million from a year ago, primarily due to weaker results at Shin Caterpillar Mitsubishi Ltd. and the conversion of F.G. Wilson from an affiliated company to a consolidated subsidiary effective June 1999.

CONDENSED CASH FLOW
-------------------

     Net free cash flow (profit after tax adjusted for depreciation, changes in working capital, capital expenditures, and dividends) for Machinery and Engines was $908 million for 1999, a decrease of $798 million from 1998. This decrease was primarily due to lower profit after tax and an unfavorable change in working capital, partially offset by a decrease in capital expenditures. Net free cash flow in 1998 benefited by $1.2 billion from the initiation of a revolving sale of receivables program with Cat Financial. Excluding this, 1999 net free cash flow would have been higher than 1998 as reductions in inventory and receivables more than offset the impact of lower profit.


For the Twelve Months Ended                         CONSOLIDATED
(Millions of dollars)                          Dec 31,         Dec 31,
                                                1999            1998
                                              --------        -------

Profit after tax                                 $946         $1,513
   Depreciation and amortization                  945            865
   Change in working capital -
      excluding cash, debt and
      dividends payable                          (220)        (1,442)
   Capital expenditures excluding
      equipment leased to others                 (790)          (925)
   Expenditures for equipment
      leased to others, net of disposals         (275)          (203)
   Dividends paid                                (445)          (400)
                                               ------         ------
Net Free Cash Flow                                161           (592)
                                               ------         ------

Other significant cash flow items:
   Treasury shares purchased                     (260)          (567)
   Net (increase) decrease in
      long-term finance receivables              (530)        (1,177)
   Net increase (decrease) in debt              1,350          3,884
   Investments and acquisitions -
      (net of cash acquired)                     (302)        (1,428)
   Prefunding of employee benefit
      plans                                         -           (200)
   Other                                         (231)           148
                                               ------         ------

Change in cash and short-term
   Investments                                   $188            $68
                                               ======         ======


          ------------------------------------------------


For the Twelve Months Ended                     MACHINERY & ENGINES*
(Millions of dollars)                          Dec 31,        Dec 31,
                                                1999           1998
                                              --------        -------

Profit after tax                                 $946         $1,513
   Depreciation and amortization                  745            697
   Change in working capital -
      excluding cash, debt and
      dividends payable                           423            806
   Capital expenditures excluding
      equipment leased to others                 (770)          (918)
   Expenditures for equipment
      leased to others, net of disposals            9              8
   Dividends paid                                (445)          (400)
                                               ------         ------
Net Free Cash Flow                                908          1,706
                                               ------         ------

Other significant cash flow items:
   Treasury shares purchased                     (260)          (567)
   Net (increase) decrease in
      long-term finance receivables                 -              -
   Net increase (decrease) in debt                215            628
   Investments and acquisitions -
      (net of cash acquired)                     (275)        (1,428)
   Prefunding of employee benefit
      plans                                         -           (200)
   Other                                         (451)           (77)
                                               ------         ------

Change in cash and short-term
   Investments                                   $137            $62
                                               ======         ======

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
  Note: Lines titled "Change in working capital - excluding cash, debt and dividends payable" and "Capital Expenditures excluding equipment leased to others" exclude $88 million and $106 million, respectively, included in the "Investments and acquisitions -
  (net of cash acquired)" and "Other" lines for the twelve months ended December 31, 1999; Lines titled "Change in working capital - excluding cash, debt and dividends payable" and "Capital expenditures excluding equipment leased to others" exclude $74 million and $368 million, respectively, included in the "Investments and acquisitions - (net of cash acquired)" line for the twelve months ended December 31, 1998.


          ------------------------------------------------



For the Twelve Months Ended                      FINANCIAL PRODUCTS
(Millions of dollars)                          Dec 31,         Dec 31,
                                                1999            1998
                                              --------        -------

Profit after tax                                 $159           $193
   Depreciation and amortization                  200            168
   Change in working capital -
      excluding cash, debt and
      dividends payable                          (707)        (2,253)
   Capital expenditures excluding
      equipment leased to others                 (20)            (7)
   Expenditures for equipment
      leased to others, net of disposals         (284)          (211)
   Dividends paid                                 (36)           (49)
                                               ------         ------
Net Free Cash Flow                               (688)        (2,159)
                                               ------         ------

Other significant cash flow items:
   Treasury shares purchased                        -              -
   Net (increase) decrease in
      long-term finance receivables              (530)        (1,177)
   Net increase (decrease) in debt              1,234          3,224
   Investments and acquisitions -
      (net of cash acquired)                      (27)             -
   Prefunding of employee benefit
      plans                                         -              -
   Other                                           62            118
                                               ------         ------

Change in cash and short-term
   Investments                                   $ 51           $  6
                                               ======         ======

EMPLOYMENT
----------
     At the end of 1999, Caterpillar's worldwide employment was 66,896 compared with 65,824 one year ago. Acquisitions added 2,517 during this period.

OUTLOOK
-------
Summary
-------
     World economic growth in 2000 is forecast to improve as stronger growth in Europe, Africa & Middle East and Latin America more than offsets slightly slower growth in North America. Better world growth should lead to higher prices for most commodities although agricultural prices are expected to remain weak and oil prices are expected to retreat slightly from recent very high levels.
     In this environment, company sales and revenues are forecast to increase in 2000 with higher sales expected in each region of the world except North America. In the United States, we expect industry demand for machines to decline, but company sales are expected to be about flat as machine shipments come back into line with retail demand. Engine sales in North America also are expected to remain near 1999 levels as higher commercial engine sales offset lower industry demand for on-highway truck engines. Elsewhere, stronger economic growth and higher commodity prices should lead to higher retail demand and higher company sales.
     We estimate the growth initiatives discussed in previous public statements unfavorably impacted 1999 profit by about 20 percent.
Benefits from these initiatives have been delayed due largely to slower than expected sales growth. These growth initiatives are expected to unfavorably impact profit in 2000 by approximately 10 percent.
For Machinery and Engines, SG&A and R&D are expected to remain in the same range as 1999 as a percentage of sales. In addition, capital expenditures are expected to be up about $100 million in 2000.
     In summary, company sales are forecast to improve slightly in 2000 due to better worldwide growth, higher commodity prices and less dealer inventory reduction. Profit is expected to increase in line with sales.

North America
-------------
     In the United States, Gross Domestic Product (GDP) growth is forecast to slow from 4 percent in 1999 to 3 to 3.5 percent in 2000 as the Federal Reserve raises interest rates. Higher rates, slower economic growth and fewer housing starts are expected to result in lower sales into the general construction sector. The heavy construction segment, however, should provide a partial offset since sales into the highway sector are forecast to increase as states accelerate contracts for highway construction. Sales into the commodity segments should begin to stabilize with the exception of agriculture where sales are forecast to decline for another year. Overall, retail industry demand for machines is expected to decline because of the drop in general construction, continued weakness in agriculture and a drop in replacement buying due to the age of the current expansion. Company machine sales, however, are expected to be about flat as shipments come back into line with retail demand.

     Higher interest rates, slower growth and less replacement buying also are expected to impact the engine business resulting in lower industry demand for on-highway truck engines. Demand for other engines, though, should continue to grow. Overall, company engine sales are forecast to remain near 1999 levels.
     In Canada, good economic growth should lead to higher sales for both machines and engines.
     For the North American region as a whole, company sales of machines and engines are forecast to remain near last year's level.

EAME
----
     In Western Europe, GDP growth is expected to accelerate from 2 percent in 1999 to 3 percent in 2000 leading to stronger demand for both machines and engines. Growth is also expected to improve in Africa & Middle East, which combined with higher oil prices, should lead to better demand for both machines and engines. Sales in Russia and elsewhere in the CIS, however, are likely to remain depressed. For the region as a whole, better growth and improved business confidence should lead to higher company sales.

Asia/Pacific
------------
     In developing Asia, economic recovery is forecast to continue with GDP growth remaining in the 5 to 6 percent range which should lead to better sales of both machines and engines. Good economic growth is also expected to continue in Australia resulting in sales near or slightly above 1999 levels. In Japan, demand should continue to improve from very depressed levels. For the region as a whole, company sales should be higher.

Latin America
-------------
     GDP growth for the region is forecast to improve from flat in 1999 to 3 to 4 percent in 2000 as countries begin to recover from last year's recessions. While this improvement should result in higher machine and reciprocating engine sales, consolidation by l arge oil companies is expected to result in much lower turbine engine sales. In total, company sales for the region are forecast to be up as higher machine sales more than offset lower engine sales.

                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED
             (Millions of dollars except per share data)


                                                   CONSOLIDATED
                                               Dec 31,         Dec 31,
                                                1999            1998
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $4,718         $5,136
   Revenues of Financial Products                  301            270
                                              --------        -------
       Total sales and revenues                  5,019          5,406
                                              --------        -------

Operating costs:
   Cost of goods sold                            3,690          3,971
   Selling, general, and
      administrative expenses                      640            709
   Research and development expenses               168            160
   Interest expense of Financial Products          153            132
                                              --------        -------
         Total operating costs                   4,651          4,972
                                              --------        -------

Operating Profit                                   368            434

   Interest expense excluding
      Financial Products                            66             66
   Other income (expense)                           69             40
                                              --------        -------

Consolidated profit before taxes                   371            408

   Provision for income taxes                      119            100
                                              --------        -------
   Profit of consolidated companies                252            308

   Equity in profit of
      unconsolidated affiliates                    (13)            (7)
   Equity in profit of Financial
      Products subsidiaries                          -              -
                                              --------        -------

Profit                                            $239           $301
                                              ========        =======

EPS of common stock                              $0.67          $0.84
                                              ========        =======
EPS of common stock - assuming dilution          $0.67          $0.83
                                              ========        =======

Weighted average shares
   outstanding (thousands)
      Basic                                    354,236        358,073
      Assuming dilution                        357,864        362,586


          ------------------------------------------------


                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED
             (Millions of dollars except per share data)


                                                MACHINERY & ENGINES*
                                               Dec. 31,        Dec. 31,
                                                1999            1998
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $4,718         $5,136
   Revenues of Financial Products                    -              -
                                              --------        -------
       Total sales and revenues                  4,718          5,136
                                              --------        -------

Operating costs:
   Cost of goods sold                            3,690          3,971
   Selling, general, and
      administrative expenses                      512            605
   Research and development expenses               168            160
   Interest expense of Financial Products            -              -
                                              --------        -------
         Total operating costs                   4,370          4,736
                                              --------        -------

Operating Profit                                   348            400

   Interest expense excluding
      Financial Products                            66             66
   Other income (expense)                           35             (6)
                                              --------        -------

Consolidated profit before taxes                   317            328

   Provision for income taxes                       98             72
                                              --------        -------
   Profit of consolidated companies                219            256

   Equity in profit of
      unconsolidated affiliates                    (14)            (7)
   Equity in profit of Financial
      Products subsidiaries                         34             52
                                              --------        -------

Profit                                            $239           $301
                                              ========        =======

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
  Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.


          ------------------------------------------------


                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED
             (Millions of dollars except per share data)


                                                FINANCIAL PRODUCTS
                                              Dec. 31,        Dec. 31,
                                                1999            1998
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $    -         $    -
   Revenues of Financial Products                  333            305
                                              --------        -------
       Total sales and revenues                    333            305
                                              --------        -------

Operating costs:
   Cost of goods sold                                -              -
   Selling, general, and
      administrative expenses                      137            110
   Research and development expenses                 -              -
   Interest expense of Financial Products          160            136
                                              --------        -------
         Total operating costs                     297            246
                                              --------        -------

Operating Profit                                    36             59

   Interest expense excluding
      Financial Products                             -              -
   Other income (expense)                           18             21
                                              --------        -------

Consolidated profit before taxes                    54             80

   Provision for income taxes                       21             28
                                              --------        -------
   Profit of consolidated companies                 33             52

   Equity in profit of
      unconsolidated affiliates                      1              -
   Equity in profit of Financial
      Products subsidiaries                          -              -
                                              --------        -------

Profit                                            $ 34           $ 52
                                              ========        =======

                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                        FOR THE YEAR ENDED
             (Millions of dollars except per share data)


                                                   CONSOLIDATED
                                              Dec. 31,        Dec. 31,
                                                1999            1998
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                $18,559        $19,972
   Revenues of Financial Products                1,143          1,005
                                              --------        -------
       Total sales and revenues                 19,702         20,977
                                              --------        -------

Operating costs:
   Cost of goods sold                           14,481         15,031
   Selling, general, and
      administrative expenses                    2,541          2,561
   Research and development expenses               626            643
   Interest expense of Financial Products          560            489
                                              --------        -------
         Total operating costs                  18,208         18,724
                                              --------        -------

Operating Profit                                 1,494          2,253

   Interest expense excluding
      Financial Products                           269            264
   Other income (expense)                          196            185
                                              --------        -------

Consolidated profit before taxes                 1,421          2,174

   Provision for income taxes                      455            665
                                              --------        -------
   Profit of consolidated companies                966          1,509

   Equity in profit of
      unconsolidated affiliates                    (20)             4
   Equity in profit of Financial
      Products subsidiaries                          -              -
                                              --------        -------

Profit                                            $946         $1,513
                                              ========        =======

EPS of common stock                              $2.66          $4.17
                                              ========        =======
EPS of common stock - assuming dilution          $2.63          $4.11
                                              ========        =======

Weighted average shares
   outstanding (thousands)
      Basic                                    355,392        363,189
      Assuming dilution                        359,367        368,130


          ------------------------------------------------


                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                        FOR THE YEAR ENDED
             (Millions of dollars except per share data)


                                                MACHINERY & ENGINES*
                                              Dec. 31,        Dec. 31,
                                                1999            1998
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                $18,559        $19,972
   Revenues of Financial Products                    -              -
                                              --------        -------
       Total sales and revenues                 18,559         19,972
                                              --------        -------

Operating costs:
   Cost of goods sold                           14,481         15,031
   Selling, general, and
      administrative expenses                    2,079          2,210
   Research and development expenses               626            643
   Interest expense of Financial Products            -              -
                                              --------        -------
         Total operating costs                  17,186         17,884
                                              --------        -------

Operating Profit                                 1,373          2,088

   Interest expense excluding
      Financial Products                           269            264
   Other income (expense)                           66             46
                                              --------        -------

Consolidated profit before taxes                 1,170          1,870

   Provision for income taxes                      362            554
                                              --------        -------
   Profit of consolidated companies                808          1,316

   Equity in profit of
      unconsolidated affiliates                    (21)             4
   Equity in profit of Financial
      Products subsidiaries                        159            193
                                              --------        -------

Profit                                            $946         $1,513
                                              ========        =======

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
  Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.


------------------------------------------------


                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                        FOR THE YEAR ENDED
             (Millions of dollars except per share data)


                                                FINANCIAL PRODUCTS
                                              Dec. 31,        Dec. 31,
                                                1999            1998
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $    -         $    -
   Revenues of Financial Products                1,277          1,117
                                              --------        -------
       Total sales and revenues                  1,277          1,117
                                              --------        -------

Operating costs:
   Cost of goods sold                                -              -
   Selling, general, and
      administrative expenses                      493            377
   Research and development expenses                 -              -
   Interest expense of Financial Products          585            501
                                              --------        -------
         Total operating costs                   1,078            878
                                              --------        -------

Operating Profit                                   199            239

   Interest expense excluding
      Financial Products                             -              -
   Other income (expense)                           52             65
                                              --------        -------

Consolidated profit before taxes                   251            304

   Provision for income taxes                       93            111
                                              --------        -------
   Profit of consolidated companies                158            193

   Equity in profit of
      unconsolidated affiliates                      1              -
   Equity in profit of Financial
      Products subsidiaries                          -              -
                                              --------        -------

Profit                                            $159           $193
                                              ========        =======

                          CATERPILLAR INC.
                    CONDENSED FINANCIAL POSITION
                      (Millions of dollars)

                                            Consolidated
                                 (Caterpillar Inc. and Subsidiaries)

                                               Dec. 31,    Dec. 31,
                                                 1999       1998
                                               --------   --------
Assets
 Current assets:
  Cash and short-term investments                  $548       $360
  Receivables - trade and other                   3,233      3,660
  Receivables - finance                           4,206      3,516
  Deferred income taxes                             405        474
  Prepaid expenses                                  748        607
  Inventories                                     2,594      2,842
                                               --------   --------
 Total current assets                            11,734     11,459

 Property, plant, and
   equipment - net                                5,201      4,866
 Long-term receivables
   - trade and other                                 95         85
 Long-term receivables
   - finance                                      5,588      5,058
 Investments in unconsolidated
   affiliated companies                             553        773
 Deferred income taxes                              954        955
 Intangible assets                                1,543      1,241
 Other assets                                       967        691
                                               --------   --------
Total Assets                                    $26,635    $25,128
                                               ========   ========

Liabilities
 Current liabilities:
  Short-term borrowings:
    -- Machinery & Engines                          $51       $ 49
    -- Financial Products                           719        760
  Accounts payable                                2,003      2,250
  Accrued expenses                                1,048        928
  Accrued wages, salaries, and
    employee benefits                             1,115      1,217
  Dividends payable                                 115        107
  Deferred and current
    income taxes payable                             23         15
  Long-term debt due within one year:
     -- Machinery & Engines                         167         60
     -- Financial Products                        2,937      2,179
                                               --------   --------
 Total current liabilities                        8,178      7,565

 Long-term debt due after one year:
     -- Machinery & Engines                       3,099      2,993
     -- Financial Products                        6,829      6,411
 Liability for post-employment
    benefits                                      2,536      2,590
 Deferred income taxes
    and other liabilities                           528        438
                                               --------   --------
Total Liabilities                                21,170     19,997
                                               --------   --------
Stockholders' Equity
 Common stock                                     1,045      1,063
 Profit employed in the business                  6,617      6,123
 Accumulated other comprehensive
    income                                           78          1
 Treasury stock                                  (2,275)    (2,056)
                                               --------   --------
Total Stockholders' Equity                        5,465      5,131
                                               --------   --------
Total Liabilities and
    Stockholders' Equity                        $26,635    $25,128
                                               ========   ========

Certain amounts for 1998 have been reclassified to conform with the 1999 financial statement presentation.

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION
REFORM ACT OF 1995
------------------------------------------------------

Certain statements contained in our Fourth Quarter 1999 Financial Release are forward looking and involve uncertainties that could significantly impact expected results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect all international businesses, as well as matters specific to the Company and the markets it serves.

Current Outlook
---------------

Our current outlook calls for recovery to continue throughout Asia and Latin America. Africa and Middle East also should register improved growth in 2000. If, for any reason, these recoveries falter, sales would likely be lower than anticipated in the affected region. Renewed currency speculation, a significant decline in the stock market (in the region or in the U.S.), political disruption or much higher interest rates (in the region or in the U.S.) could result in weaker than anticipated economic growth and sales. Economic recovery could also be delayed or weakened by growing budget or current account deficits or inappropriate government policies.

In particular, our outlook assumes that the Japanese government remains committed to stimulating the economy and that the Brazilian government follows through with promised reforms. A reversal by either government could result in renewed recession. Our outlook also assumes that currency and stock markets remain relatively stable. If currency or stock markets were to decline significantly, uncertainty would increase and interest rates could move higher, both of which would probably result in slower economic growth and lower sales.

The outlook for our sales also depends on commodity prices, most of which are expected to trend slightly higher through 2000 but remain considerably below 1999 levels. Oil prices have moved up considerably since the start of last year and are expected to decline some from recent highs. Gold prices moved higher last year on announcements of government plans to refrain from selling gold, and we assume gold prices average about $300 per ounce in 2000. Agricultural prices are likely to remain weak while most metals prices should be up slightly. Based on this forecast of only modest improvement in most commodity prices, equipment sales into sectors that are sensitive to commodity prices are likely to remain relatively weak for 2000.

Stronger than anticipated world growth could lead to noticeable improvement in commodity prices which could result in greater than expected sales this year. Conversely, weaker than anticipated world economic growth could lead to a drop in commodity prices and lower than expected sales. Europe plays a key role in this forecast and our current outlook is for improvement leading to annual average
GDP growth of about 3%. If Europe falters, then commodity prices could be weaker.

Russia remains very weak. Political and economic instability are very high and a further deterioration could impact worldwide stock or currency markets, which in turn could weaken Company sales.

Monetary and Fiscal Policies
----------------------------
For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. For example, if the Federal Reserve raises rates significantly, the U.S. economy could slow abruptly leading to an unanticipated decline in sales. The United States, in particular, is vulnerable to higher interest rates as it enters the tenth year of expansion - which is the largest in U.S. history. Our outlook assumes the Federal Reserve will raise interest rates 25 to 50 basis points in the first half of the year which will contribute to lower industry demand. If the Federal Reserve raises rates more that 50 basis points then industry demand will likely be even lower resulting in lower company sales.

In general, high interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for slightly slower U.S. growth in 2000 and not recession. If, for whatever reason, the U.S. were to enter a recession then demand for Company products would fall in the U.S. and Canada and would also be lower throughout the rest of the world.

Political Factors
-----------------
Political factors in the U.S. and abroad also have a major impact on global companies. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. There are also a number of presidential elections scheduled to take place in 2000 which could affect economic policy, particularly in Latin America.

Currency Fluctuations
---------------------
Currency fluctuations are also a significant unknown for global companies. If the U.S. dollar strengthens against foreign currencies, the Company's ability to realize price increases on sales could be negatively impacted. Most of the Company's key competitors have their principal manufacturing operations based in Japan or European countries. The majority of our manufacturing assets are in the United States. Consequently, an overvalued dollar makes our costs relatively higher compared with these competitors. As a major net exporter from the United States, an overvalued dollar, over time, could have an unfavorable impact on our global competitive position.

Dealer Practices
----------------
In addition to these factors, there are uncertainties related to the Company's industry and specific operations. A major factor contributing to the Company's success is its dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales and the appropriate level of inventory) and may have a significant positive or negative impact on our results. In particular, the outlook assumes that inventory sales ratios will be somewhat lower at the end of 2000 than at the end of 1999. If dealers reduce inventory levels more than anticipated, company sales will be adversely impacted.

Other Factors
-------------
The rate of infrastructure spending, housing starts, commercial construction and mining also play a significant role in the Company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted. In 1999, the six-year Federal highway bill did not boost U.S. sales as much as anticipated due to delays in getting major capital projects underway. If, unexpectedly, these delays continued in the Year 2000, sales could be negatively impacted.

Another factor which can impact company sales and profit is mix.
Our outlook assumes a certain geographic mix of sales (higher priced areas vs. lower priced areas) as well as a product mix of sales
(machines vs. engines, small vs. large, high margin vs. low margin). Results may be impacted positively or negatively by changes in the mix.

The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's percentage of industry sales. A reduction in that percentage could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets.

The outlook also depends on our ability to realize price increases. The environment remains very competitive and a repeat of the price discounting that occurred in 1998 and 1999 would result in lower than anticipated price realization.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          CATERPILLAR INC.


                                    By:  /s/ R. Rennie Atterbury III
                                         ---------------------------
                                            R. Rennie Atterbury III
                                                Vice President
Date:  January 21, 2000